Exhibit 10.16
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is made and entered into as of October 20, 2006, (“Effective Date”), by and between ImaRx Therapeutics, Inc. (“ImaRx”), having a principal place of business at 1635 East 18th Street, Tucson, AZ 85719, and Evan C. Unger, MD (“Consultant”), an individual, having a principal place of business at 6227 E. Miramar Drive, Tucson, AZ 85719, provided Consultant has signed the Confidential Separation Agreement delivered to Consultant concurrently with this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, ImaRx and Consultant, intending to be legally bound, hereby agree as follows:
     1. Retention of Services. ImaRx hereby retains Consultant to serve as the head of ImaRx’s Scientific Advisory Board, and to be available on an as-needed basis as reasonably requested by ImaRx, for the period and upon the other terms and conditions set forth in this Agreement. The parties estimate that Consultant will be required to spend no more than 20% of his business time per month (maximum 35 hours per month) providing services to ImaRx pursuant to this Agreement. The parties acknowledge that Consultant is currently a member of ImaRx’s Board of Directors and that any time spent by Consultant in such capacity is not covered by this Agreement.
     2. Term. The term of this Agreement (the “Term”) commenced upon the date hereof and shall continue for a period of twelve (12) months.
     3. Compensation.
          3.1 Consulting Fee. As compensation for Consultant’s covenants and agreements hereunder and for Consultant’s services during the Term, ImaRx shall pay to Consultant an aggregate amount of $50,000 (the “Consulting Fee”). ImaRx shall pay the Consulting Fee to Consultant on a monthly basis within 10 days following the submission of an appropriate invoice, indicating services rendered and hours worked during the month. Consultant must obtain written pre-authorization from ImaRx’s President and CEO to expend more than 35 hours per month on behalf of ImaRx. Any unauthorized hours in excess of 35 hours in any given month may not be paid by ImaRx in its discretion.
          3.2 Stock Options. All of the stock options previously issued to Consultant (the “Options”) shall continue to vest during the Term in accordance their terms as described in that certain Second Amended Executive Employment Agreement dated May 15, 2006 by and between Consultant and ImaRx. If ImaRx’s common stock is registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), ImaRx shall use its good faith efforts to register under the Securities Act of 1933 on Form S-8 (or any successor form) all common stock issued and/or issuable under ImaRx’s 2000 Stock Plan, including the shares issued or issuable upon exercise of stock options or incentives granted or awarded to Consultant under the 2000 Stock Plan, and its good faith efforts to qualify such common stock for sale under such state securities or ‘blue sky’ laws as ImaRx shall determine are required to issue the shares of common stock under the 2000 Stock Plan and for the resale of such shares by the recipients thereof, provided that ImaRx shall have no obligation to qualify such stock in any particular jurisdiction in which ImaRx would be required to execute a general consent to service of process in effecting such qualification, unless ImaRx is already subject to service in such jurisdiction and except as may be required by the Securities Act.
          3.3 Business Expenses. ImaRx agrees to reimburse Consultant for any reasonable and necessary out-of-pocket expenses incurred by him that are directly related to the services provided under this Agreement, subject to the submission of appropriate supporting documentation. All expenses exceeding $1,000.00, excluding airfare and lodging, must be preauthorized by ImaRx. General overhead and administrative expenses will not be reimbursed.
     4. Independent Contractor Relationship. Consultant’s relationship with ImaRx will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits that ImaRx may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave. Consultant will not be authorized to make any representation, contract or commitment on behalf of ImaRx. Consultant will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority. In addition, Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. No part of Consultant’s compensation will be subject to withholding by ImaRx for the payment of any social security, federal, state or any other employee payroll taxes. ImaRx will regularly report amounts paid to Consultant by filing a Form 1099-MISC with the Internal Revenue Service as required by law.
     5. Ventures. If, during the Term of this Agreement, Consultant is engaged in or associated with the planning or implementing of any project, program, or venture involving ImaRx and a third party or parties, all rights in the project, program, or venture shall belong to ImaRx and shall constitute a corporate opportunity belonging exclusively to ImaRx. Except as approved in writing by the Board, Consultant shall not be entitled to any interest in such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith other than the Consulting Fee to be paid to Consultant as provided in this Agreement.
     6. Method of Performing Services; Results. In accordance with ImaRx’s objectives, Consultant will determine the method, details and means of performing the services required by this Agreement. ImaRx shall have no right to, and shall not, control the manner or determine the method of performing Consultant’s services. Consultant shall provide the services for which Consultant is engaged to the reasonable satisfaction of ImaRx.
     6.1 Workplace, Hours and Instrumentalities. Consultant may perform the services required by this Agreement at any place or location and at such times as Consultant shall determine. Consultant agrees to provide all tools and instrumentalities, if any, required to perform the services under this Agreement.
     7. Intellectual Property Rights.
          7.1 Disclosure and Assignment of Innovations.
               (a) Innovations; ImaRx Innovations. “Innovations” includes processes, machines, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “ImaRx’s Business” means “the development and distribution or sale of gas or liquid filled vessicles for therapeutic or targeted diagnostic use (both with and without ultrasound), targeted diagnostic bubbles, and thrombolytic drug products. ImaRx Innovations” are Innovations that

Consultant, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes within the scope of Consultant’s work for ImaRx under this Agreement.
               (b) Disclosure and Ownership of ImaRx Innovations. Consultant agrees to make and maintain adequate and current records of all ImaRx Innovations, which records shall be and remain the property of ImaRx. Consultant agrees to promptly disclose to ImaRx every ImaRx Innovation. Consultant hereby does and will assign to ImaRx, or ImaRx’s designee, Consultant’s entire worldwide right, title and interest in and to all ImaRx Innovations and all associated records and intellectual property rights.
               (c) Assistance. Consultant agrees to execute upon ImaRx’s request a signed transfer of ImaRx Innovations to ImaRx in the form included with this Agreement for each of the ImaRx Innovations, including, but not limited to, computer programs, notes, sketches, drawings and reports. Consultant agrees to assist ImaRx in any reasonable manner to obtain, perfect and enforce, for ImaRx’s benefit, ImaRx’s rights, title and interest in any and all countries, in and to all patents, copyrights, moral rights, mask works, trade secrets, and other property rights in each of the ImaRx Innovations. Consultant agrees to execute, when requested, for each of the ImaRx Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, or continuing patent applications thereof), (i) patent, copyright, mask work or similar applications related to such ImaRx Innovation, (ii) documentation (including without limitation assignments) to permit ImaRx to obtain, perfect and enforce ImaRx’s right, title and interest in and to such ImaRx Innovation, and (iii) any other lawful documents deemed necessary by ImaRx to carry out the purpose of this Agreement. In the event that ImaRx is unable for any reason to secure Consultant’s signature to any document Consultant is required to execute under this Paragraph 7.1(c) (“Assistance”), Consultant hereby irrevocably designates and appoints ImaRx and ImaRx’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and in Consultant’s behalf and instead of Consultant, to execute such document with the same legal force and effect as if executed by Consultant.
               (d) Out-of-Scope Innovations. If Consultant incorporates any Innovations relating in any way to ImaRx’s Business or demonstrably anticipated research or development or business which were conceived, reduced to practice, created, derived, developed or made by Consultant either outside of the scope of Consultant’s work for ImaRx under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the ImaRx Innovations, Consultant hereby grants to ImaRx or ImaRx’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Out-of-Scope Innovations which Consultant incorporates, or permits to be incorporated, in any ImaRx Innovations. Consultant agrees that Consultant will not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any of the ImaRx Innovations without ImaRx’s prior written consent.
          7.2 Confidential Information.
               (a) Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of ImaRx, ImaRx’s suppliers and customers, and includes, without limitation, ImaRx Innovations, ImaRx Property (defined below), and ImaRx’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.
               (b) Nondisclosure and Nonuse Obligations. Except as permitted in this paragraph, Consultant shall neither use nor disclose the Confidential Information. Consultant may use the Confidential Information solely to perform services for the benefit of ImaRx. Consultant agrees that Consultant shall treat all Confidential Information of ImaRx with the same degree of care as Consultant accords to Consultant’s own Confidential Information, but in no case less than reasonable care. If Consultant is not an individual, Consultant agrees that Consultant shall disclose Confidential Information only to those of Consultant’s employees who need to know such information, and Consultant certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Consultant under this Agreement. Consultant agrees not to communicate any information to ImaRx in violation of the proprietary rights of any third party. Consultant will immediately give notice to ImaRx of any unauthorized use or disclosure of the Confidential Information and agrees to assist ImaRx in remedying any such unauthorized use or disclosure of the Confidential Information.
               (c) Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under Paragraph 7.2(b) (“Nondisclosure and Nonuse Obligations”) with respect to any portion of the Confidential Information shall not apply to any such portion which Consultant can demonstrate: (a) was in the public domain at or subsequent to the time such portion was communicated to Consultant by ImaRx through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Consultant by ImaRx; or (c) was developed by employees of Consultant independently of and without reference to any information communicated to Consultant by ImaRx. A disclosure of Confidential Information by Consultant, either: (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant shall provide prompt prior written notice thereof to ImaRx to enable ImaRx to seek a protective order or otherwise prevent such disclosure.
          7.3 Ownership and Return of ImaRx Property. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to Consultant by ImaRx, whether delivered to Consultant by ImaRx or made by Consultant in the performance of services under this Agreement (collectively, the “ImaRx Property”) are the sole and exclusive property of ImaRx or ImaRx’s suppliers or customers, and Consultant hereby does and will assign to ImaRx all rights, title and interest Consultant may have or acquire in the ImaRx Property. Consultant agrees to keep all ImaRx Property at Consultant’s premises unless otherwise permitted in writing by ImaRx. At the end of this Agreement, or at ImaRx’s request, and no later than five (5) days after the end of this Agreement or ImaRx’s request, Consultant shall destroy or deliver to ImaRx, at ImaRx’s option: (a) all ImaRx Property; (b) all tangible media of expression in Consultant’s possession or control which incorporate or in which are fixed any Confidential Information; and (c) written certification of Consultant’s compliance with Consultant’s obligations under this subparagraph.
          7.4 Observance of ImaRx Rules. At all times while on ImaRx’s premises, Consultant will observe ImaRx’s rules with respect to conduct, health and safety and protection of persons and property.
     8. No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for ImaRx, under this Agreement. Consultant warrants that, to the best of Consultant’s knowledge, there is no other contract or duty on the part of Consultant that conflicts with or is inconsistent with this Agreement. This paragraph 8 does not prevent Consultant from performing the same or similar services for clients other than ImaRx so long as such services do not directly or indirectly conflict with Consultant’s obligations under this Agreement.
     9. Termination.
          9.1 Termination by ImaRx. ImaRx may terminate this Agreement immediately upon Consultant’s breach of Paragraph 7 (“Intellectual Property Rights”) or 8 (“No Conflict of Interest”) of this Consulting Agreement or breach of the Confidential Separation Agreement signed concurrently herewith. For any other material breach of this Agreement by Consultant, ImaRx may terminate this Agreement if Consultant has not cured the breach within thirty (30) days of receiving written notice from ImaRx.
          9.2 Termination by Consultant. Consultant may terminate this Agreement for ImaRx’s material breach of this Agreement if ImaRx has not cured the breach within thirty (30) days of receiving written notice from Consultant.
          9.3 Duties Upon Termination. Upon termination of this Agreement for any reason, Consultant agrees to cease all work on behalf of ImaRx and promptly deliver the results to ImaRx. ImaRx shall promptly pay Consultant all fees and approved expenses incurred by Consultant to the date of termination within thirty (30) days after receiving Consultant’s final invoice.
     10. General Provisions.
          10.1 Successors and Assigns. The rights and obligations of ImaRx under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of ImaRx. Consultant may not assign its rights, subcontract or otherwise delegate its obligations under this Agreement without ImaRx’s prior written consent.
          10.2 Survival. The definitions contained in this Agreement and the rights and obligations contained in Paragraphs 7 (“Intellectual Property Rights”) and 10 (“General Provisions”) will survive any termination or expiration of this Agreement.
          10.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.
          10.4 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Arizona, as such laws are applied to agreements entered into and to be performed entirely within Arizona between Arizona residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Arizona, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Arizona, such personal jurisdiction shall be nonexclusive.

          10.5 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
          10.6 Waiver; Amendment; Modification. No term or provision hereof will be considered waived by ImaRx, and no breach excused by ImaRx, unless such waiver or consent is in writing signed by ImaRx. The waiver by ImaRx of, or consent by ImaRx to, a breach of any provision of this Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.
          10.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for ImaRx.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

ImaRx Therapeutics, Inc.

By:	/s/ Bradford A. Zakes	By:	/s/ Evan C. Unger

	Bradford A. Zakes		Evan C. Unger, MD

Date:		Date: